Exhibit 99.1
News Release

MDC HOLDINGS SUBSIDIARY TO ACQUIRE THE ASSETS OF
THE JONES COMPANY OF TENNESSEE

DENVER, COLORADO, April 22, 2022. M.D.C. Holdings, Inc. (NYSE: MDC) announced that its subsidiary, Richmond American Homes of Tennessee, Inc. (“Richmond American”), has entered into an asset purchase agreement to acquire substantially all of the homebuilding assets of The Jones Company of Tennessee, LLC (“Jones”). Jones closed over 370 homes in fiscal year 2021 in the Nashville area with an average sales price of $564,000, generating revenues of $209 million. MDC expects the transaction to close near the end of the second quarter of 2022, and it is expected to add approximately 10 selling communities, 1,700 controlled lots and 150 units in backlog to the operations of Richmond American. Consummation of the transaction is subject to the approval of the MDC board of directors and customary conditions.

David D. Mandarich, MDC’s President and CEO, said, “Howard, Ken and the Jones team have built a tremendous homebuilding organization in Nashville over the past three decades. We are excited to welcome the Jones team into the Richmond American family and look forward to growing our footprint in one of the country’s best housing markets. We believe that this transaction, combined with the organic land pipeline we have secured since starting in Nashville about 12 months ago, has the potential to launch Richmond American into a leadership position in the Nashville market.”

Ken Stricker, Jones’ CEO, said, “I am extremely proud of the business we have built in Nashville over the last twenty-seven years. My priority in identifying a purchaser for this transaction was to provide our people with the opportunity to continue to grow well into the future. The Richmond American Homes companies have a proven track record of growth. Richmond American will be looking to the Jones team to build its operations into one of the largest homebuilders in Tennessee. I am grateful to Howard Chilcutt for his vision and ongoing support after establishing our operations in Nashville with Bob Jones nearly 30 years ago.”

Whelan Advisory Capital Markets served as exclusive M&A advisor to Jones in the transaction.
About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 220,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle, Portland, Boise, Nashville, Austin and Albuquerque. MDC's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

About The Jones Company of Tennessee

The Jones Company story began in 1927 with the founder of The Jones Company, John E. Jones. In 1961 John’s son, Bob, purchased The Jones Company from his father. Bob Jones and his partner, Howard Chilcutt, led The Jones Company to much success, growing the company and building homes for over 15,000 families.

In 2003 Centex Homes purchased The Jones Company’s St. Louis division from several shareholders. In 2005, Howard founded Consort Homes in St. Louis. Ken Stricker, who was former President of The Jones Company in St. Louis, now serves as CEO of Consort Homes in St. Louis and The Jones Company of Tennessee in Nashville.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the anticipated closing of this transaction, its timing, the impact of the transaction and Richmond American’s position in the Nashville market, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include matters over which MDC has little or no control. Additional information about the risks and uncertainties applicable to MDC's business is contained in MDC's Form 10-K for the year ended December 31, 2021, which is filed with the Securities and Exchange Commission. All forward-looking statements are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. MDC undertakes no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.